Exhibit 99


Megola Announces Financial Update


CORUNNA, ON--(MARKET WIRE)--Dec. 14 2006 -- Megola Inc. (OTC BB:MGOA.OB - News), a leading environmental solution provider in physical water treatment, air purification, microbiological control, and wastewater treatment, announced an update detailing the current status of the late filing of Megola's Year End Report for July 31, 2006.

The financial statements for fiscal year ended July 31, 2006 have not been filed, but we anticipate no significant variation in revenue results from the fiscal year ended July 31, 2005.

As stated previously in the release dated November 17, 2006, Megola did not meet all obligations to our SEC accountant Malone and Bailey, LLC, in a timely manner. Megola has since met these obligations. However, Megola has been informed that Malone and Bailey, being a firm in high demand, will not be able to complete the filing by the allotted SEC extension due to M&B's staff scheduling conflicts, which has resulted in a backlog of auditing commitments.

Due to this circumstance, Megola's Year End filing and subsequent Quarter 1 2007 filing (Quarter ended October 31, 2006) will also be filed late resulting in Megola temporarily trading under the symbol MGOA.PK as early as Friday, December 15, 2006.

Megola has been assured by Malone and Bailey that both the 2006 Year End filing and the 2007 Quarter 1 filing will be completed; the Year End possibly by the end of 2006 and Q1 2007 possibly as early as mid-January. Megola will then file required 10-KSB and 10-QSB forms and seek a market maker to file a required Form 211 to resume trading on the OTCBB under the symbol MGOA.
Megola apologizes for this unfortunate situation.

For more information on Megola Inc. please visit www.megola.com

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
     CONTACTS:
     Daniel Gardner
     1 888 558 6389
     IRinfo@megola.com